UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2005

Arbitron Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-1969	52-0278528
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

142 West 57th Street, New York, New York		10019-3300
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-887-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

Executive Officer Bonuses

The Compensation and Human Resources Committee (the "Committee") of the Board of Directors of Arbitron Inc. (the "Company) previously established certain parameters for determining bonuses for executive officers for 2004. These parameters included achievement of various objective and subjective Company performance goals, as well as individual performance goals in certain circumstances. The bonus for Mr. Pierre Bouvard, one of the Company's named executive officers, was established based on an assessment of his individual performance and the determination by the Committee of the Company's performance based on the goals previously established by the Committee, and as a result Mr. Bouvard will be entitled to a bonus for 2004 in an amount equal to approximately 41% of his 2004 base salary.

In addition, it is expected that Ms. Linda Dupree will be one of the Company's named executive officers for 2004. Ms. Dupree's bonus was established based on an assessment of her individual performance and the determination by the Committee of the Company's performance based on the goals previously established by the Committee, and as a result Ms. Dupree will be entitled to a bonus for 2004 in an amount equal to approximately 49% of her 2004 base salary.

Information regarding the bonuses for the Company's other named executive officers was filed with the Securities and Exchange Commission on a Form 8-K on February 2, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arbitron Inc.

April 5, 2005	By:	Dolores L. Cody

Name: Dolores L. Cody
Title: Executive Vice President, Legal & Business Affairs, Chief Legal Officer & Secretary